      As filed with the Securities and Exchange Commission on June 28, 1996
                                                      Registration No. 333-_____
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               JAVA CENTRALE, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            California                                     68-0268780
  --------------------------------                    -------------------
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                     Identification No.)

             1610 Arden Way, Suite 145, Sacramento, California 95814
             -------------------------------------------------------
                    (Address of Principal Executive Offices)

                              Consulting Agreements
                            ------------------------
                            (Full title of the Plan)

                                Steven J. Orlando
                   Vice President and Chief Financial Officer
             1610 Arden Way, Suite 145, Sacramento, California 95814
             -------------------------------------------------------
                     (Name and address of agent for service)

                                 (916) 568-2310
             -------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
________________________________________________________________________________
                              Proposed         Proposed
 Title of                     Maximum          Maximum
Securities      Amount        Offering         Aggregate         Amount of
  to be         to be          Price           Offering         Registration
Registered    Registered     per Share(1)       Price(1)             Fee
________________________________________________________________________________
Common
 Stock(2)   1,200,000            $0.90         $1,068,750          $369
______________________________________________________________________________
(1) Estimated solely for the purpose of determining the registration fee, based, in accordance with Rule 457(h), on the average of high and low prices at which the Registrant's Common Stock was sold on June 27, 1996.

(2) Pursuant to Rule 416, there are also being registered such additional shares as may be required for issuance pursuant to the anti-dilution provisions of the Warrants described herein.

     Please send copies of all communications to:

                           Philip S. Boone, Jr., Esq.
                         Rosenblum, Parish & Isaacs, PC
                        555 Montgomery Street, 15th Floor
                         San Francisco, California 94111

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ending March 31, 1995, (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above, and (c) the description of the Registrant's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 33-76528) filed on March 17, 1994, including any amendment or report filed for the purpose of updating such description.


ITEM 4.   Description of Securities

     4.1 COMMON STOCK. The Registrant herein incorporates by reference (i) the description of the Registrant's no par value Common Stock (the "Common Stock") contained in its Registration Statement on Form S-1 (Registration No. 33-76528) filed on March 17, 1994, and (ii) any amendment or report filed for the purpose of updating such description.

     The securities being registered hereby consist of (a) 500,000 shares of Common Stock which may be obtained by the holders of the GSV Warrants described in paragraph 4.2.1 below, (b) 350,000 shares of Common Stock which may be obtained by the holders of the Hayden Warrants described in paragraph 4.2.2 below, and (c) 350,000 shares of Common Stock which may be obtained by the holders of the MPR Warrants described in paragraph 4.2.3 below, in each case upon exercise thereof by the holders of such Warrants. Pursuant to Rule 416, there are also being registered such additional shares as may be required for issuance pursuant to the anti-dilution provisions of such Warrants.

     4.2 STOCK PURCHASE WARRANTS. The securities being registered hereby include all of the shares of Common Stock which may be obtained upon exercise of the Warrants described below, but do not include any of the Warrants themselves. The Warrants have been issued by the Company to three different consultants, in the form of three separate but substantively identical Warrant Agreements, as described below.

     4.2.1 GSV WARRANT. (a) The first of the Warrants referred to above is reflected in that certain Stock Purchase Warrant, dated as of June 12, 1996, issued to Growth Science Ventures, Inc., a Nevada corporation ("GSV"), representing the right to purchase up to 500,000 shares of the Registrant's Common Stock (the "GSV Warrant"). Under the terms of the GSV Warrant, GSV has the right to purchase up to 250,000 shares of Common Stock at a purchase price of Twenty-Five Cents ($0.25) per share, and an additional 250,000 shares at a purchase price of One Dollar and Fifty Cents ($1.50) per share.

     (b) Both the number of shares which may be obtained upon exercise of the GSV Warrant and the exercise price per share are subject to adjustment in the event that the outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company. If such an event takes place, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the unexercised portion of the GSV Warrant may be exercised, and a corresponding adjustment must also be made to the exercise price per share of Common Stock attributable to any unexercised portion of the GSV Warrant.


     (c) The GSV Warrant was issued in the form of one single non-transferrable Warrant representing the right to purchase from the Registrant up to 500,000 shares of Common Stock, as partial compensation for certain consulting services provided and to be provided to the Registrant by GSV. None of the consulting services in question were rendered in connection with the offer or sale of any securities in a capital-raising transaction. Although, as described in paragraph 4.1, above, the shares of Common Stock underlying the GSV Warrant are being registered hereby, the GSV Warrant itself is not.

     4.2.2   HAYDEN GROUP WARRANTS.   The second Stock Purchase Warrant referred
to above is reflected in that certain Warrant, dated as of June 12, 1996, issued to The Hayden Group, a Nevada corporation ("Hayden"), representing the right to purchase up to 350,000 shares of the Registrant's Common Stock (the "Hayden Warrant"). Under the terms of the Hayden Warrant, Hayden has the right to purchase up to 175,000 shares of Common Stock at a purchase price of One Dollar ($1.00) per share, and an additional 175,000 shares at a purchase price of One Dollar and Fifty Cents ($1.50) per share.

     (b) Both the number of shares which may be obtained upon exercise of the Hayden Warrant and the exercise price per share are subject to adjustment in the event that the outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company. If such an event takes place, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the unexercised portion of the Hayden Warrant may be exercised, and a corresponding adjustment must also be made to the exercise price per share of Common Stock attributable to any unexercised portion of the Hayden Warrant.

     (c) The Hayden Warrant was issued in the form of one single non-transferrable Warrant representing the right to purchase from the Registrant up to 350,000 shares of Common Stock, as partial compensation for certain consulting services provided and to be provided to the Registrant by Hayden. None of the consulting services in question were rendered in connection with the offer or sale of any securities in a capital-raising transaction. Although, as described in paragraph 4.1, above, the shares of Common Stock underlying the Hayden Warrant are being registered hereby, the Hayden Warrant itself is not.

     4.2.3   MPR WARRANTS.   (a)  The third and final Warrant referred to above
is reflected in that certain Stock Purchase Warrant, dated as of June 12, 1996, issued to Meyers Pollock Robbins, Inc., a New York Corporation, ("MPR"), representing the right to purchase up to 350,000 shares of the Registrant's Common Stock (the "MPR Warrant"), at a price of $1.50 per share of Common Stock.

     (b) Both the number of shares which may be obtained upon exercise of the MPR Warrant and the exercise price per share are subject to adjustment in the event that the outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company. If such an event takes place, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the unexercised portion of the MPR Warrant may be exercised, and a corresponding adjustment must also be made to the exercise price per share of Common Stock attributable to any unexercised portion of the MPR Warrant.

     (c) The MPR Warrant was issued in the form of one single non-transferrable Warrant representing the right to purchase from the Registrant up to 350,000 shares of Common Stock, as partial compensation for certain consulting services provided and to be provided to the Registrant by MPR. None of the consulting services in question were rendered in connection with the offer or sale of any securities in a capital-raising transaction. Although, as described in paragraph 4.1, above, the shares of Common Stock underlying the MPR Warrant are being registered hereby, the MPR Warrant itself is not.


ITEM 5.   Interests of Named Experts and Counsel

          Not Applicable.


ITEM 6.   Indemnification of Directors and Officers

     Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of directors of the Registrant for monetary damages is eliminated to the fullest extent permissible under California law.

     Article VI of the Registrant's Articles provides that the Registrant is authorized to indemnify its directors and officers to the fullest extend permissible under California law.

     Article VI of the Registrant's Bylaws provides, with certain qualifications, that the Registrant shall have the power to indemnify any person, who is or is threatened to be made a party to proceeding by reason of the fact that he or she is or was an officer, director, employee, or agent of the Registrant, for all costs, expenses and other amounts actually and reasonably incurred in connection with such proceeding. The foregoing indemnification is conditioned upon a finding, by either (i) the uninterested


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

members of the Registrant's Board of Directors, (ii) its shareholders, (iii) independent legal counsel in a written opinion, or (iv) the court in which the proceeding is or was pending, that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful.

     As authorized by the foregoing Article and Bylaw provisions, the Registrant and each of its Directors and executive officers individually have entered into Indemnification Agreements whereby the Registrant agreed to indemnify such individuals against any claims or expenses they may incur as a result of serving the Registrant in those or other capacities, provided that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the Registrant has entered into separate Indemnification Agreements, with the Registrant's principal corporate shareholder and the corporation which holds all of that company's stock, which provide similar indemnification against claims and expenses arising out of those relationships and certain consulting arrangements between those entities and the Registrant.


ITEM 7.   Exemption from Registration Claimed

     At the present time, the GSV Warrant, the Hayden Warrant, and the MPR Warrant (including additional shares which may be issued pursuant to the Warrants' anti-dilution provisions) have been granted and are outstanding, but none of such Warrants have been exercised, in whole or in part. Because GSV, Hayden, and MPR each (a) are knowledgeable and sophisticated in financial and securities matters, (b) had access to comprehensive information about the Registrant, and to the Registrant's management, at the time their respective Consulting Agreements were entered into and the respective Warrants were issued, and (c) negotiated the terms and conditions of their respective Warrants directly with the Registrant in private transactions, the Registrant believes that the Warrants were, and the underlying Common Stock will be, issued in transactions which are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to the exemption provided by Section 4(2) of the Act.


ITEM 8.   Exhibits.

     4.1 Consulting Agreement, dated June 12, 1996, between the Registrant and Growth Science Ventures, Inc.

     4.2 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to Growth Science Ventures, Inc.

     4.3 Consulting Agreement, dated June 12, 1996, between the Registrant and The Hayden Group.

     4.4 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to The Hayden Group.

     4.5 Consulting Agreement, dated June 12, 1996, between the Registrant and Meyers Pollock Robbins, Inc.

     4.6 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to Meyers Pollock Robbins, Inc.

     5.        Opinion of Rosenblum, Parish & Isaacs, PC

     24.1      Consent of Grant Thornton, LLP
               Independent Public Accountant

     24.2      Consent of Rosenblum, Parish & Isaacs, PC (see Exhibit 5 hereto).


ITEM 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on June 27, 1996.

                                        JAVA CENTRALE, INC.


                                        By: /s/  GARY C. NELSON
                                            ---------------------
                                            Gary C. Nelson
                                             President
                                             (Principal Executive Officer)


                                        By: /s/ STEVEN J. ORLANDO
                                            --------------------------
                                            Steven J. Orlando
                                             Vice President and
                                             Chief Financial Officer
                                            (Principal Financial and
                                             Accounting Officer)




     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Shannon, Gary C. Nelson, and Steven J. Orlando, and each of them, as his or her true and lawful agent and attorney-in-fact, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agents and attorneys-in-fact, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said agents and attorneys-in-fact, and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



                   [SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signatures               Title              Date
          ----------               -----              ----



/s/ KEVIN R. BAKER            Director       June 27, 1996
- ------------------------
   Kevin R. Baker



/s/ BRADLEY B. LANDIN         Director       June 27, 1996
- ------------------------
  Bradley B. Landin



/s/ GARY C. NELSON            Director and   June 27, 1996
- ------------------------       President
   Gary C. Nelson



/s/ RICHARD D. SHANNON        Director       June 27, 1996
- ------------------------
  Richard D. Shannon

                                INDEX TO EXHIBITS

Exhibit
Number                    Description
- -------                   -----------

4.1 Consulting Agreement, dated June 12, 1996, between the Registrant and Growth Science Ventures, Inc.

4.2 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to Growth Science Ventures, Inc.

4.3 Consulting Agreement, dated June 12, 1996, between the Registrant and The Hayden Group

4.4 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to The Hayden Group

4.5 Consulting Agreement, dated June 12, 1996, between the Registrant and Meyers Pollock Robbins, Inc.

4.6 Stock Purchase Warrant, dated June 12, 1996, issued by the Registrant to Meyers Pollock Robbins, Inc.

5.        Opinion of Rosenblum, Parish & Isaacs, PC

24.1      Consent of Grant Thornton, LLP Independent
          Public Accountant

24.2      Consent of Rosenblum, Parish & Isaacs, PC (see Exhibit 5 hereto).